Exhibit 10.5

222 Cameron Drive, Suite 400
Phillipsburg, NJ 08865
Phone 908 454-7120
Fax 908-454-1911

April 2, 2008

Dr. Rose Ritts

Office of Licensing and Ventures

Duke University

2812 Erwin Rd, Suite 306

P.O. Box 90083

Durham, NC    27705

Re:          Amended and Restated License Agreement between Duke University (“Duke”) and Celldex Therapeutics, Inc. (“Celldex”), dated September 1, 2006 (the “Duke Agreement”)

Ladies and Gentlemen:

As you are aware, pursuant to the Duke Agreement, Duke has licensed to Celldex certain rights owned by Duke.  Celldex proposes to enter into an agreement (the “Pfizer Agreement”) with Pfizer Vaccines LLC (“Pfizer”) pursuant to which Celldex will sublicense to Pfizer the rights licensed to Celldex by Duke under the Duke Agreement.

1.             No Breach.  Duke confirms that, as of the date of this letter agreement (this “Letter Agreement”): (i) the Duke Agreement remains in full force and effect; and (ii) it has not given any notice to Celldex of any breach by Celldex under the Duke Agreement.

2.             Effective Date.  Duke acknowledges that the Pfizer Agreement will not become effective until Celldex and Pfizer have received any clearance that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  Celldex agrees to notify Duke promptly as to the effective date of the Pfizer Agreement once it has occurred (the “Effective Date”).  Paragraphs 3, 4, and 5 of this Letter Agreement shall become effective as of the Effective Date.  Except as otherwise expressly provided herein, the provisions of this Letter Agreement shall be effective from the date of this Letter Agreement written above. If Celldex notifies Duke that Celldex and Pfizer have decided not to enter into the Pfizer Agreement or that the Pfizer Agreement has been terminated prior to the Effective Date, this Letter Agreement shall become null and void.  Duke confirms that this Letter Agreement satisfies Celldex’s notice obligation under Section 2.4 of the Duke Agreement with respect to the Pfizer Agreement.

3.             Breach under Duke Agreement.  In the event of any breach by Celldex of the Duke Agreement, Duke shall promptly notify Pfizer in writing of such breach, and Pfizer shall have the right, but no obligation, to cure such breach on behalf of Celldex within sixty (60) days after Pfizer’s receipt from Duke of written notification of such breach.  During such sixty (60) day cure period Duke shall not terminate the Duke Agreement.

4.             Option to Obtain a License Directly from Duke Upon Termination of the Duke Agreement.  In the event Duke has the right to terminate the Duke Agreement for any reason (the “Breached

License”), and the Pfizer Agreement is in force and effect as of the proposed date of termination of the Duke Agreement, Duke shall promptly notify Pfizer, and Pfizer shall have the right to obtain directly from Duke a license agreement on substantially the same terms and conditions set forth in the Breached License (such right, the “License Option”).  Pfizer may exercise the License Option by providing a written notice to Duke within sixty (60) days from the date that Duke notifies Pfizer that Duke has the right to terminate the Breached License.  If Pfizer exercises the License Option, Duke shall enter into a license agreement directly with Pfizer (the “New License Agreement”) on substantially the same terms and conditions as those set forth in the Breached License, including but not limited to license scope, territory, and duration of license grant; provided however, (i) that Pfizer shall agree in the New License Agreement to terms providing that in no event shall Duke be liable to Pfizer for any actual or alleged breach by Celldex of the Breached License; (ii) that the financial terms of any New License Agreement, including without limitation the running royalty rate, shall in no event be greater than the corresponding financial terms set forth in the Breached License; and (iii) that in no event shall Duke be obliged to accept provisions in any New License Agreement (a) unless such provisions correspond to rights granted by Celldex to Pfizer in the Pfizer Agreement, and such provisions are not in conflict with the material rights, duties and obligations accruing to Celldex under the Breached License; or (b) where such provisions are inconsistent with Duke’s legal obligations under any applicable law.  Duke agrees that it will not terminate the Breached License until the New License Agreement is fully executed and is in full force and effect.

5.             Assignments.  Duke agrees that if it assigns its rights under the Duke Agreement, or any of the intellectual property licensed to Celldex thereunder, Duke shall cause such assignee to be bound by the terms of this Letter Agreement applicable to Duke.

6.             Confidentiality.  Any information disclosed to or received by Duke relating to the subject matter of the Pfizer Agreement or this Letter Agreement, whether provided to Duke by Pfizer or Celldex, shall be subject to the provisions of Section 6 of the Duke Agreement as Confidential Information of Celldex.

7.             Third Party Beneficiary. The parties hereby agree that Pfizer Vaccines LLC and Pfizer Inc. shall be third party beneficiaries of this Letter Agreement while the Pfizer Agreement is in full force and effect.

8.             Notices.  Any notices required hereunder shall be sent by registered or certified mail or by an equivalent service capable of verification at the address stated below or such other address as to which the parties may provide in the future.

If to Duke:	Office of Licensing and Ventures
Duke University
Attention: License Administrator
2812 Erwin Rd, Suite 306
P.O. Box 90083
Durham, NC 27705

With a copy to (if of a legal nature):

Office of University Counsel
Duke University
2400 Pratt Street, Suite 4000
Durham, NC 27710

If to Pfizer:	Pfizer Vaccines LLC
235 East 42nd Street
New York, New York 10017-5755
Attention: President
Fax: (860) 732-1843

Pfizer Vaccines LLC
235 East 42nd Street
New York, New York 10017-5755
Attention: Treasurer
Fax: (212) 338-1850

With a copy to:	Pfizer Inc.
235 East 42nd Street
New York, New York 10017-5755
Attention: General Counsel
Fax: (212) 808-8924

If to Celldex:	Celldex Therapeutics, Inc.
222 Cameron Drive, Suite 400
Phillipsburg, NJ 08865
Attention: Senior Vice President, Business Development
Phone: (908) 454-7120
Fax: (908) 454-1911

With a copy to:	Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA 02199
Attention: Richard B. Smith, Esq.
Phone: (617) 239-0100
Fax: (617) 227-4420

9.             Miscellaneous.

(a)      Counterparts. This Letter Agreement may be executed (including by facsimile) in any number of counterparts each of which shall be original and all originals of which shall be deemed a single instrument.

(b)      Full Understanding. This Letter Agreement represents the full understanding among the parties with respect to the subject matter hereof.

(c)      Modification/Waiver. No modification or waiver of this Letter Agreement shall be effective except in a written document signed by the party against whom such waiver or modification is to be enforced.

(d)      No Assignment. This Letter Agreement may not be assigned without the prior written consent of each party hereto except in connection with the sale or transfer of the entire business and assets of the assigning party, or in connection with a permitted assignment by Duke as provided in Section 7.6 of the Duke Agreement. Any other attempt to transfer or assign this Letter Agreement without such consent shall be null and void.

(e)      Independent Contractors. This Letter Agreement shall not constitute any party as the joint venturer, legal representative or agent of any other party hereto, and no party hereto shall have the right or authority to assume or create any obligation on the part of any other party hereto.

(f)       Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

Please sign and return a copy of this Letter Agreement to us to acknowledge our mutual agreement on this matter. Thank you, again, for all of your assistance.

Sincerely,

CELLDEX THERAPEUTICS, INC.

By:	/s/ Ronald C. Newbold
Name:	Ronald C. Newbold
Title:	Sr. Vice President, Business Development

AGREED AND ACKNOWLEDGED:

DUKE UNIVERSITY

By:	/s/ Rose Ritts
Name:	Rose Ritts, Ph.D.
Title:	Executive Director
Office of Licensing and Ventures
Duke University & DUMC